EXHIBIT 12
                                               BellSouth Corporation
                                     Computation Of Earnings To Fixed Charges
                                               (Dollars In Millions)






                              For the Three Months
                                 Ended March 31,
                                      1999
1. Earnings

   (a) Income from continuing operations
       before deductions for taxes and interest              $   1,400

   (b) Portion of rental expense representative
       of interest factor                                           22

   (c) Equity in losses  from  less-than-50%-owned
       investments  (accounted  for
       under the equity
       method of accounting)                                       328

   (d) Excess of earnings over distributions of
       less-than-50%-owned  investments
       (accounted
       for under the equity method of accounting)                  (25)



         TOTAL                                               $   1,725

2. Fixed Charges

   (a) Interest                                              $     233

   (b) Portion of rental expense representative
       of interest factor                                           22

         TOTAL                                               $     255

   Ratio (1 divided by 2)                                         6.76